Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (LACO)

FOR FURTHER INFORMATION CONTACT:
Timothy J. Cope 952-449-7030

FOR IMMEDIATE RELEASE:
Friday, December 2, 2005
LAKES ENTERTAINMENT, INC. ANNOUNCES
RESULTS FOR YEAR 2004 AND FILING OF 2004 FORM 10-K
MINNEAPOLIS, December 2, 2005 — Lakes Entertainment, Inc. (LACO) announced today that it filed its Annual Report on Form 10-K for the fiscal year ended January 2, 2005 (“2004 Form 10-K”). Lakes currently expects to file its quarterly reports on Form 10-Q for the quarterly periods ended April 3, 2005, July 3, 2005 and October 2, 2005 during December 2005.
As previously announced, as a result of discussions with the staff of the United States Securities and Exchange Commission, Lakes has re-evaluated its accounting methodology surrounding its contractual relationships with Indian tribes and determined that for purposes of revenue recognition it should have separately recognized the separate elements of its development and management agreements with Indian tribes. Historically, Lakes recorded its advances to Indian tribes as notes receivable and deferred recognition of interest income due to the contingent repayment terms of the notes. Lakes has now determined that as advances are made to a tribe pursuant to the development relationship it should have given separate recognition to the contractual notes receivable established and the related interests in management contracts that are acquired in conjunction with the development agreements. As a result of the change in Lakes’ accounting methodology, the consolidated financial statements for the years ended December 28, 2003 and December 29, 2002 included in the 2004 Form 10-K have been restated for amounts previously reported. A summary of the significant effects of the restatement is included at the end of this press release.
Lakes reported total revenues of $17.6 million for the fiscal year ended January 2, 2005 (“2004”) compared to $4.3 million for the fiscal year ended December 28, 2003 (“2003”). Revenues for both years were derived from the operations of Lakes’ majority-owned subsidiary, WPT Enterprises, Inc. (“WPTE”), primarily from television license fees related to the World Poker Tour television series. The loss from operations was $12.9 million in 2004 compared to $3.4 million in 2003. Basic and diluted losses per common share were $0.18 for 2004 compared to basic and diluted losses of $0.08 per common share for 2003. Net losses for 2004 increased $2.2 million to $4.0 million, compared to $1.8 million for 2003.
The loss from operations was $12.9 million in 2004 compared to $3.4 million in 2003. The increase in the loss from operations of $9.5 million in 2004 is due primarily to a net increase of $5.2 million related to impairment charges, an increase in selling, general and administrative costs of $4.8 million related to Lakes, partially offset by a $1 million improvement in the operating results of WPTE. The net unrealized gain on notes receivable decreased by $0.4 million in 2004 compared to 2003.
Selling, general and administrative expenses were $16.4 million in 2004 compared to $6.9 million in 2003. The increase of $9.5 million was primarily due to an increase of approximately $4.7 million related to WPTE increased headcount costs, professional service fees related to the public offering of WPTE in 2004 and product licensing commissions. The remaining increase of approximately $4.8 million in 2004 is due primarily to an increase in Lakes’ professional fees of approximately $2.9 million and approximately $0.6 million in additional rent expense related to an expected deficiency in the guaranteed residual value of the aircraft the Company leases. The increase in professional fees is due to a reversal of an unused litigation accrual of approximately $3.2 million in 2003 related to the Company’s prior agreement to indemnify Grand Casinos in connection with the Stratosphere litigation matters. The remaining approximately, $1.3 million increase is primarily related to increased travel in 2004 to support Lakes’ business development initiatives.
Net impairment losses were $6.2 million in 2004 compared to $1.0 million in 2003. In 2004, Lakes recognized a $5.8 million impairment charge related to long-term assets related to the Nipmuc Nation of Massachusetts (“Nipmuc Nation”) casino project. Lakes also recorded an unrealized loss on note receivable of $0.8 million related to the fair value of the note receivable from the Nipmuc Nation. Net unrealized gain on notes receivable was $3.1 million and $3.5 million for 2004 and 2003, respectively, related to the adjustment to fair value of the Company’s notes receivable from Indian tribes.
Other income was $12.1 million in 2004 compared to $0.8 million in 2003. Other income in 2004 included an $11.3 million settlement received in December 2004 related to a tax sharing agreement entered into in 1998 with Grand Casinos, Inc., a subsidiary of Park Place Entertainment (which was renamed Caesars Entertainment, Inc.).
Tim Cope, President and Chief Financial Officer of Lakes stated, “We are extremely pleased to have satisfactorily resolved this accounting issue, and to have filed our Form 10-K for 2004. We look forward to filing our Form 10-Qs for 2005 and once again becoming a “current filer”. The next step is to apply to the Nasdaq for relisting which we expect to be completed within 2 to 3 weeks of filing the 10-Qs.”

About Lakes Entertainment
 Lakes Entertainment, Inc. currently has development and management agreements with five separate Tribes for new casino operations in Michigan, California, and Oklahoma, a total of eight separate casino sites. In addition, Lakes has announced plans to develop a company owned casino resort project in Vicksburg, Mississippi. The Company also owns approximately 62% of WPT Enterprises, Inc. (Nasdaq “WPTE”), a separate publicly held media and entertainment company principally engaged in the development, production and marketing of gaming themed televised programming including the World Poker Tour television series, the licensing and sale of branded products and the sale of corporate sponsorships.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, the relisting of Lakes’ common stock on The Nasdaq Stock Market, need for current financing to meet Lake’s operational and development needs; possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; the fact that the WPT shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPT common stock. There are also risks and uncertainties relating to WPT that may have a material effect on the Company’s consolidated results of operations or the market value of the WPT shares held by the Company, including WPT’s significant dependence on the Travel Channel as a source of revenue; the potential that WPT’s television programming will fail to maintain a sufficient audience; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPT’s television programming; the risk that WPT may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPT’s relationships with key licensing and strategic partners; and WPT’s dependence on its senior management team. For more information, review the Company’s filings with the Securities and Exchange Commission.

A summary of the significant effects of the restatement is as follows:
(in thousands, except per share data)

	As of December 28, 2003:
	As previously	As
	reported	Restated
Consolidated Balance Sheet:

Prepaid expenses	$2,119	$408

Notes receivable	84,682	—
Land held for development	14,536	—
Deferred tax asset	6,634	4,930
Other long-term assets	8,860	2,838

Long-term assets related to Indian casino projects
Notes receivable from Indian tribes	—	56,800
Intangible assets related to acquisition of management contract	—	38,746
Land held for development	—	14,455
Other	—	3,057

Total long-term assets related to Indian casino projects	—	113,058

Total Assets	$170,060	$174,463

Total Shareholders’ Equity	$157,424	$161,827

	For the year ended		For the year ended
	December 28, 2003:		December 29, 2002:
	As previously	As	As previously	As
	reported	restated	reported	restated
Consolidated Statement of loss:
Net impairment losses	($1,000)	($1,000)	($8,000)	($9,112)

Total Costs and Expenses	11,203	11,152	18,373	18,582
Net unrealized gain on notes receivable	—	3,452	—	712
Loss From Operations	(6,935)	(3,432)	(16,871)	(16,368)

Loss before income taxes, equity in earnings (loss) of investments and minority interest	(6,389)	(2,642)	(15,996)	(15,034)
Provision (benefit) for income taxes	(2,428)	(1,017)	(4,455)	(4,379)
Net Loss	($3,961)	($1,769)	($11,541)	($10,926)

Basic loss per share	($0.19)	($0.08)	($0.54)	($0.51)
Diluted loss per share	($0.19)	($0.08)	($0.54)	($0.51)
The restatement also resulted in an increase in retained earnings as of December 30, 2001 of $1,596.

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
January 2, 2005 and December 28, 2003
(In thousands)

	January 2, 2005	December 28, 2003
		(as restated, see
		Note 2)
Assets
Current Assets:
Cash and cash equivalents	$28,717	$25,340
(balance includes $4.5 million and $0 of WPT Enterprises, Inc. cash)
Short-term investments	28,930	—
(balance includes $27.8 million and $0 of WPT Enterprises, Inc. short-term investments)
Accounts receivable, net	2,038	1,038
Deferred tax asset	137	5,385
Prepaid expenses	1,233	408
Other current assets	1,159	1,645

Total current assets	62,214	33,816

Property and Equipment-Net	6,795	6,492

Long-term assets related to Indian casino projects:
Notes receivable from Indian tribes	67,066	56,800
Land held for development	15,433	14,455
Intangible assets related to acquisition of management	41,096	38,746
contracts, net
Other	2,024	3,057
Total long-term assets related to Indian casino projects	125,619	113,058
Land held under contract for sale	—	4,612
Investments	6,818	8,717
Deferred tax asset	4,278	4,930
Other long-term assets	3,365	2,838

Total Assets	$209,089	$174,463

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$780	$1,906
Income taxes payable	5,457	7,215
Accrued payroll and related costs	891	497
Deferred revenue	3,280	505
Other accrued expenses	3,449	2,513

Total current liabilities	13,857	12,636

Total Liabilities	13,857	12,636

Commitments and Contingencies

Common shares issued by subsidiary subject to repurchase	618	—

Minority Interest	11,222	—

Shareholders’ Equity:
Capital stock, $.01 par value; authorized 200,000 shares; 22,253 and 21,474 common shares issued and outstanding at January 2, 2005, and December 28, 2003, respectively	223	215

Additional paid-in-capital	157,895	132,291

Retained earnings	25,280	29,321

Accumulated other comprehensive loss	(6)	-

Total Shareholders’ Equity	183,392	161,827

Total Liabilities and Shareholders’ Equity	$209,089	$174,463

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Consolidated Statements of Loss
Years ended January 2, 2005, December 28, 2003 and December 29, 2002
(In thousands, except per share data)

	2004	2003
		(as restated)
Revenues:
License fee income	$15,785	$3,884
Host fees, sponsorship and other	1,772	384
Management fee income	—	—

Total Revenues	17,557	4,268

Costs and Expenses:
Selling, general and administrative	16,447	6,918
Production costs	10,244	2,687
Net impairment losses	6,244	1,000
Depreciation	598	547

Total Costs and Expenses	33,533	11,152

Net unrealized gain on notes receivable	3,054	3,452

Loss From Operations	(12,922)	(3,432)

Other Income (Expense):
Interest income	775	632
Legal settlement received	11,250	—

Other	40	158

Total other income, net	12,065	790

Loss before income taxes, equity in earnings (loss) of investments and minority interest	(857)	(2,642)
Provision (benefit) for income taxes	4,042	(1,017)

Loss before equity in earnings (loss) of investments and minority interest	(4,899)	(1,625)
Equity in earnings (loss) of investments, net of tax	748	(144)

Loss before minority interest	(4,151)	(1,769)
Minority interest	110	—

Net Loss	($4,041)	($1,769)

Basic Loss per Share	($0.18)	($0.08)

Diluted Loss per Share	($0.18)	($0.08)

Weighted Average Common Shares Outstanding — Basic and Diluted	22,109	21,314